EXHIBIT 2.2

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

     AMENDMENT dated as of May 4, 2006 to the Stock Purchase Agreement dated as of March 27, 2006 (the “Stock Purchase Agreement ”) by and between the United Pacific Industries Limited (the “Purchaser”) and Jacuzzi Brands, Inc. and USI American Holdings, Inc. (collectively, the “Seller”).

W I T N E S S E T H :

     WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement to extend the date by which a clearance application must be lodged with the United Kingdom Pensions Regulator (the “UK Pensions Regulator”) from eight (8) weeks after the date of execution of the Stock Purchase Agreement to May 25, 2006.

      NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Stock Purchase Agreement has the meaning assigned to such term in the Stock Purchase Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Stock Purchase Agreement shall, after this Amendment becomes effective, refer to the Stock Purchase Agreement as amended hereby.

     SECTION 2. Extension Of Date For Clearance Application. Section 5D of the Stock Purchase Agreement is amended to read in its entirety as follows:

     “Seller and Purchaser shall each use their respective reasonable efforts to cause a clearance application in respect of the transactions contemplated herein covering the matters referred to in clause 6.A(iii)a and 6.A(iii)b together with all necessary supporting information to be lodged with the United Kingdom Pensions Regulator (the “UK Pensions Regulator”) as soon as practicable but in any event no later than May 25, 2006.”

     SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 4. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 5. Effectiveness. This Amendment shall become effective as of the date hereof. Except as otherwise amended hereby, the Stock Purchase Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

PURCHASER:			SELLER:

UNITED PACIFIC INDUSTRIES			JACUZZI BRANDS, INC.
LIMITED

By:	/s/ Brian C. Beazer		By:	/s/ Steven C. Barre

	Name:	Brian C. Beazer		Name:	Steven C. Barre
	Title:	Chairman		Title:	Senior Vice President,
General Counsel and
Secretary

USI AMERICAN HOLDINGS, INC.

			By:	/s/ Steven C. Barre

				Name:	Steven C. Barre
				Title:	Senior Vice President,
General Counsel and
Secretary